SECURITIES AND EXCHANGE COMMISSION
                          	Washington, D.C.  20549

                                 	FORM 8-K

                              	CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               	April 7, 1998

                            	ROYAL OAK MINES INC.
	           ------------------------------------------------------
           	(Exact name of registrant as specified in its charter)

                       	Commission File Number 1-4350

ONTARIO, CANADA        			                	98-0160821
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(State or other jurisdiction of       			 	(I.R.S. Employer Identification
incorporation or organization)			         	No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                     98033
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(Address of principal executive offices)			(Postal/Zip Code)

(425) 822-8992
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Registrant's telephone number, including
area code

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Item 5.   Other Events

On April 7, 1998, the Registrant issued the following press release:

            [Royal Oak Mines Inc. Press Release Letterhead]

                  	FOR IMMEDIATE RELEASE FROM KIRKLAND

                             	April 7, 1998


             Royal Oak Outlines Exploration Program for 1998

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today a review of its 1997 exploration program. The Company is giving priority to expanding reserves and resources at its Kemess porphyry gold-copper property in British Columbia and at the Namosi porphyry copper property in Fiji.

Kemess Property, British Columbia

The Kemess porphyry gold-copper property in British Columbia lies at the south end of the Toodoggone area which is known for its significant gold enrichment. The Company's Kemess South deposit is enriched in gold and contains an estimated 4.2 million ounces of gold in addition to approximately 996 million pounds of copper in its mineable reserve. The porphyry deposits in this area frequently intrude older, mixed sediments and volcanics that include significant amounts of limestone and therefore have the potential to host high-grade copper gold-skarn deposits.

The Company's Kemess property also includes the Kemess North porphyry gold-copper deposit, which hosts a resource containing an estimated 1.9 million ounces of gold and 623 million pounds of copper. This property also hosts another four known porphyry prospects. In addition, one skarn and two epithermal prospects are known to exist between the Kemess South and Kemess North properties. The Company's Riga property, located 12 miles north of the Kemess property, also contains a porphyry deposit.

In 1997, Royal Oak completed a multi-parameter airborne geophysical survey over claims staked in 1996 adjacent to, and north of, the Kemess property. The survey revealed large, coincident magnetic, resistivity and radiometric anomalies situated three miles northwest of the Kemess North deposit in an area of favorable limestone and intrusive rocks. In the 1998 field season, the Company plans to explore this highly prospective target in anticipation that it could represent another porphyry system and/or a high-grade copper-gold skarn deposit. The Company's budget for exploration at Kemess in 1998 is $450,000.

Namosi Property, Fiji

In April of 1997, Royal Oak acquired the mineral licenses of the Namosi property in Fiji. The Namosi property contains a number of separate deposits. The one billion tonne Waisoi deposit that is located on the Namosi property underwent prefeasibility work in the early 1990s by Placer Pacific. The results of the feasibility study show that development of the project would be economically feasible at power costs
typical of those in British Columbia.   The island of Fiji does not
generate enough power for the project so the next steps Royal Oak plans

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to take will focus on power generation by hydro or gas cogeneration.
Further potential exists to expand the deposit to twice its current size. The area may include epithermal vein and skarn type deposits as well as the known porphyry copper deposit that has been outlined. The deposit is favorably located approximately 30 km by road from the port and capitol city of Suva.

Exploration work in 1997 consisted of compiling the geologic and geographic data with the assistance of a GIS program. This allowed several significant historical drillholes to be retrieved from historical records and correlated with recent data. It also allowed the huge database to be examined in a logical manner.

The billion tonne Wasoi deposit is flanked by coincident high chargeability IP anomalies and gold-in-soil anomalies. The area immediately north of the Waisoi deposit may represent the center of the hydrothermal system with potential for an additional 700 million-tonne
resource.    The potential for a gold-rich ore zone is indicated by a
1000m by 150m east-west linear soil gold anomaly to the south of Waisoi east. Previous drilling has returned 23.4 m grading 1.82 g/t (0.053 opt) of gold. A significant tonnage grading 2.0 g/t (0.058 opt) of gold containing several million ounces is envisaged for this target which the Company plans to drill this year.

The Wainabama area, located south of the Waisoi deposit, has a significant copper and gold resource of approximately 11.9 million tonnes grading 0.72% copper and 0.46 g/t (0.013 opt) of gold which occurs in a quartz-magnetite stockwork porphyry system that is open in all directions and has coincident soil geochemical and IP anomalies. The company plans to expand this resource in this year's drilling program.

The Namosi property also contains the Waivaka Corridor, an 8km by 1.5km zone of alteration, which hosts porphyry type, and structurally controlled zones of high-grade vein mineralization. Limited reconnaissance drilling has indicated a potential resource of over 200 million tonnes grading 0.70% copper. Previous widely spaced drill holes have intersected 1.49% copper over 110 meters and 0.80% copper over 135 meters.

The Wainadoi Northeast prospect is also located on the Namosi property. The Badger's Bridge target shows strong alteration over appreciable widths with a strong IP response and trench intersections of 4 meters grading 8.7 g/t (0.254 opt) of gold and 7 meters grading 2.68 g/t (0.078 opt) of gold. Drilling has not tested this anomaly.

In 1998, the Company plans to carry out a Phase I exploration program consisting of grid work, geological mapping, geophysical surveying, reverse circulation and core drilling to test these high priority targets. Further feasibility studies of power generation by both hydroelectric and gas cogeneration will be undertaken. A budget of $F2.0 million has been allocated to Fiji for 1998.

Giant Mine, Northwest Territories

In 1998, the Company plans to continue to fund an exploration program at the Giant Mine that commenced in mid-1995. To date, over 2,000 feet of exploration drifting, 30,000 feet of underground drilling and 23,000 feet of surface drilling have been completed to delineate higher grade

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ore in close proximity to existing development.

An extension of the high grade LAW zone was discovered by the 1997 drilling program which returned best intersections of 0.455 opt of gold over 20 feet and 0.58 opt of gold over 19 feet. These grades are significant compared to the average mill head grade of 0.270 opt of gold at the Giant Mine in 1997. A total of approximately 5,000 to 8,000 feet of drilling are planned for 1998 to better define the mineralization in this area.

Additional exploration drilling is planned from a second exploration drift that will be driven south from the main C-shaft area on the 1500 level to allow testing of the southern strike extension of the large Lower East Alteration Zone outlined on the 2000 level in the 1960s. Several holes completed to date have intersected widths greater than 150 feet of mineralized and altered volcanics indicating that the extensive alteration system defined by previous drilling on the 2000 level is continuous to the south. No economic zones of mineralization have been intersected by the limited amount of drilling completed to date, however, the numerous low but anomalous gold assays, and the size and type of the alteration system is encouraging. Drilling is scheduled to commence in this area following completion of another 1,000 feet of drifting and drill cut-out excavation that will allow testing of this structure close to its intersection with the Townsite fault. This target requires an additional 25,000 to 30,000 feet of drilling before a preliminary evaluation of exploration results can be undertaken.

The Company plans underground exploration expenditures of $1,000,000 at the Giant Mine in 1998.

Margaret K. Witte, President and Chief Executive Officer of Royal Oak, said, "Our immediate priority is to complete construction of the Kemess project and commence production at the mine in early May. The Company has an excellent land position on its Kemess property with the potential to host another porphyry gold-copper deposit. We also plan to explore the potential of the Namosi porphyry copper property in Fiji later this year."


For further information contact:	   	or in Europe contact:
Mr. J. Graham Eacott			             	Mr. David Williamson
Vice-President, Investor Relations  	David Williamson Associates	Limited
Royal Oak Mines			                 		International Investor Relations
5501 Lakeview Drive			              	5 St. Helen's Place, 3rd Floor
Kirkland, WA 98033-7314		           	London, England  EC3A 6DE
Telephone:	(425) 822-8992	         		Telephone:	011-44-171-628-3989
Facsimile:	(425) 822-3552		         	Facsimile:	011-44-171-920-0563

          Internet site: http://www.royal-oak-mines.com

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        ROYAL OAK MINES INC.


Date:	April 7, 1998		                  	By: /s/ Margaret K. Witte
                                        -----------------------------
                                        Margaret K. Witte
                                        President and Chief Executive
                                        Officer